Exhibit 19.1

CLAROS MORTGAGE TRUST, INC.

Insider Trading Compliance Policy

(Adopted as of November 6, 2024)

Federal laws and regulations prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws and regulations also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Claros Mortgage Trust, Inc. (together with its subsidiaries, the “Company”) requires its personnel to comply at all times with federal laws and regulations governing insider trading. Violating such laws and regulations can undermine investor trust, harm the reputation and integrity of the Company, and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Persons Covered and Administration of Policy

This Insider Trading Compliance Policy (this “Policy”) applies to all directors, officers and employees (in each case, as applicable) of (i) the Company, (ii) Claros REIT Management LP, in its capacity as the Company’s external manager (the “Manager”), (iii) Mack Real Estate Credit Strategies, L.P. (“MRECS”), and its affiliates, to the extent acting for or on behalf of the Company (for convenience, the Manager, MRECS, and such affiliates are referred to collectively herein by the trade name of “Mack Real Estate Group”). As it relates to employees of the Manager or its affiliates, this Policy operates in conjunction with, and in addition to, the policies of the Manager and such affiliates. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. The aforementioned directors, officers and employees, together with any other person designated as being subject to this Policy by the General Counsel of the Company or his or her designee (the “Compliance Officer”), are referred to collectively as “Covered Persons.”

Questions regarding this Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy.

Policy Statement

Unless otherwise permitted by this Policy, no Covered Person shall:

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purchase, sell, gift or otherwise transfer any security of the Company while in possession of material nonpublic information about the Company;
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purchase, sell, gift or otherwise transfer any security of any other company, including a customer, supplier, business partner, or an economically-linked company, such as a competitor or peer company, while in possession of material nonpublic information obtained in connection with employment by or service to the Company (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making an investment decision in such other company);
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directly or indirectly communicate material nonpublic information to anyone outside the Company or Mack Real Estate Group, as applicable, unless in accordance with Company policy regarding confidential information; or
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directly or indirectly communicate material nonpublic information to anyone within the Company or Mack Real Estate Group, as applicable, other except on a need-to- know basis.

For this purpose:

“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options or warrants, puts, calls, pledging and margin loans, or other derivative securities.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

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corporate earnings or earnings forecasts;
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possible mergers, acquisitions, tender offers, or dispositions;
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major new investments;
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important business developments, such as new strategic collaborations;
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management or control changes;
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significant financing developments, including pending public sales or offerings of debt or equity securities;

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defaults on borrowings;
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bankruptcies;
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cybersecurity or data security incidents; and
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significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, including, among other methods, through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in securities.

Quarterly Blackout Periods

Covered Persons must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, or during any other trading suspension period declared by the Company, except as otherwise permitted by this Policy.

The quarterly blackout period:

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begins on the 14th calendar day before the end of each fiscal quarter of the Company; and
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ends after completion of the second trading day after the earnings release for that quarter.

A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to release earnings on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If the Company were to release earnings on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. Any question as to whether information is publicly available shall be directed to the Compliance Officer.

Additional Blackout Periods

From time to time, the Compliance Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this Policy, and must not disclose that an additional blackout period is in effect.

Pre-Clearance of Transactions

The Compliance Officer will designate a list of persons, including but not limited to the officers, directors, and key employees of the Company and Mack Real Estate Group listed on Schedule I (as amended from time to time) (each, a “Pre-Clearance Person”) who (with their controlled entities and household members) must pre-clear each transaction in any security of the Company.

A request for pre-clearance must be in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction, and should include the identity of the Pre-Clearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Pre-Clearance Person must execute a certification that he or she is not aware of material nonpublic information about the Company. The Compliance Officer, or the President for transactions by the Compliance Officer, shall have sole discretion to decide whether to clear any contemplated transaction. Pre- clearance approval will remain valid for five business days for transactions without a proposed transaction date, unless a specific exception has been granted by the Compliance Officer. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

Pre-clearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law. None of the Company, the Manager, the Compliance Officer, or the Company’s or the Manager’s other employees or any other member or personnel of Mack Real Estate Group will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.

Exempt Transactions

This Policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:

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transactions directly with the Company;
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gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;

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transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);
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“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options); or
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transactions under a pre-cleared Rule 10b5-1 plan.

Rule 10b5-1 Trading Plans

The restrictions in this Policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan that satisfies the conditions of Rule 10b5-1and has been pre-approved by the Compliance Officer.

The Compliance Officer may impose such other conditions on the implementation and operation of a trading plan as the Compliance Officer deems necessary or advisable.

An individual may only modify a trading plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and early terminations of a trading plan are subject to pre-approval by the Compliance Officer.

The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a trading plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a trading plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the trading plan are the sole responsibility of the person initiating the trading plan, and none of the Company, the Manager, the Compliance Officer, or the Company’s or the Manager’s other employees or any other member or personnel of Mack Real Estate Group assumes any liability for any delay in reviewing and/or refusing to approve a trading plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a trading plan.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.

Short Sales

Short sales of the Company’s securities are prohibited by this Policy. Short sales are sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

Options

Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy.

Hedging Transactions

Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy.

Margin Accounts and Pledging

Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officer.

Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

Post-Termination Transactions

If an individual is in possession of material nonpublic information when the individual’s service terminates, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material.

Policy Administration

The Compliance Officer has authority to interpret, amend and implement this Policy. This authority includes interpreting or waiving the terms of this Policy, to the extent consistent with its general purpose and applicable securities laws. The President will administer this Policy as it applies to any trading activity by the Compliance Officer. The Board or Audit Committee of the Board will approve any waiver of the terms of this Policy for directors.

Certification of Compliance

After reading this Policy, all Covered Persons shall provide a certification acknowledging this Policy.

Schedule I

Individuals Subject to Preclearance Requirement

All officers, directors, and key employees of the Company and Mack Real Estate Group.